UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Nationwide Financial Services, Inc.

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NF transaction to draw attention as merger completion nears

As the close of the NF transaction nears, we anticipate the news media will publish stories representing a variety of opinions and views on the terms of the agreement. You can expect to see stories questioning the terms, given the current market volatility, and scrutinizing corporate compensation.

When we negotiated the terms of the Merger Agreement earlier this year, we believed this was a good deal for NFS shareholders and for Nationwide Mutual policyholders. We still believe that today. As we all know, a great deal of market volatility has occurred since the Merger Agreement was signed back in August, but that does not allow us to unilaterally change the price we agreed to pay shareholders. A contract is a contract and Nationwide is a company that keeps its promises.

The negotiated terms of transaction are fair and reasonable and followed an arm’s length, good faith negotiation between Nationwide Mutual and an independent Special Committee of the Board of NFS. The parties to the transaction have gone to great lengths to establish a process that is appropriate and avoids any conflict-of-interest. As a result, Jerry Jurgensen and the Mutual directors who sit on both the Mutual and NFS Boards were not involved in the decision-making process. In addition, the NFS board of directors formed a special committee of independent Board members to evaluate and make recommendations on the proposal.

It’s also important to note that executive stock options you may read about have accumulated over a number of years and are not new compensation. These options are a common part of the variable compensation structure for executives of publicly traded companies and are designed to reward leaders for company performance that improves earnings for shareholders.

It’s important to keep in mind that completing the transaction will strategically position Nationwide to better serve our customers in the years to come. Nationwide Mutual and NFS together, under a more simple ownership structure will allow us to deliver a differentiating On Your Side experience for existing and potential customers. Nationwide Mutual’s ability to complete the transaction in these times demonstrates our financial stability. It also shows Nationwide Mutual’s confidence in the strength and value of Nationwide Financial Services.

Keep these facts in mind as Nationwide moves forward and strives to provide our customers with the best personalized service in the industry.